Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, Chief Financial Officer &Treasurer	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205

CNL Hotels & Resorts Refinances $1.5 Billion Loan, Fixing $1 Billion at 5.57 Percent

(ORLANDO, Fla.) January 12, 2006 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today the closing of a new $1.525 billion five-year CMBS loan. The loan includes $1.0 billion financed at a fixed rate of 5.57 percent and $525 million financed at a floating rate of 30-day LIBOR plus 272 basis points.

Loan proceeds were used to refinance the company’s existing $1.5 billion CMBS loan and to pay expenses associated with both the early retirement of the existing loan and the closing of the new loan.

“Over the last 12 months, we have been actively managing our balance sheet and overall capital structure,” stated C. Brian Strickland, executive vice president, chief financial officer and treasurer. “This refinancing represents our latest move to capitalize on the underlying value of five of our premium properties and lock in very attractive interest rates on a significant portion of our long-term debt. This loan achieved a number of financial objectives including the reduction of the blended interest rate from the existing CMBS loan by 145 basis points and the extension of the loan maturity. We are also pleased that the transaction significantly enhances our fixed to floating debt mix, reducing our floating interest rate exposure.”

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has nearly $5.5 billion in total assets with 92 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.

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